EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges


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

                                                                                     Six months ended
                                                                                         June 30,
(Dollars in millions)                                                             1998              1997
----------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                                   $      50.1        $      39.9
    Fixed charges                                                                     66.8               65.9
                                                                           -------------------------------------
    Income before provision for income taxes and fixed charges                 $     116.9        $     105.8
                                                                           =====================================

Fixed charges:
    Interest expense                                                           $      64.7        $      64.2
    Preferred stock dividends                                                          2.1                1.7
                                                                           -------------------------------------
                                                                               $      66.8        $      65.9
                                                                           =====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                           1.75               1.61
                                                                           =====================================